Exhibit 10 (e)
                                     Summary
                              Severance Arrangement
                          For A Named Executive Officer


         Edward A. Crooke will take an early retirement in connection with the displacement from his position as Chairman, President and Chief Executive Officer of Constellation Enterprises, Inc. (CEI) because of the corporate restructuring and elimination of CEI. As a result of his displacement and in recognition of the significant contributions he has made to the success of the company during his 31 plus years of service, the Board of Directors of Constellation Energy Group, Inc. approved a severance package that will be effective when he retires on January 1, 2000. His severance benefits will include a lump sum severance payment equal to two times the total of (1) final annual base salary, and (2) the average of the two highest annual bonus percentages earned during the preceding five years multiplied by the prior year's final annual salary, which lump sum payment based on prior year bonus percentages is estimated to total approximately $1.3 million. Mr. Crooke will also be entitled to a pension benefit computed without reduction for early receipt and a prorata payout of any earned performance-based restricted stock award for the 1998-2000 and 1999-2001 performance periods. He will also receive an $8,817 lump sum payment to use toward the cost of health coverage.